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                                                                      EXHIBIT 1


June 27, 1997



Board of Directors
First National Entertainment Corp.
600 Enterprise Drive
Suite 109
Oak Brook, Illinois  60523

Dear Board of Directors:

Please consider this letter as my tender of resignation, as a President and Board Member of First National Entertainment Corp., effective today, June 27, 1997.

Sincerely,



Stephen J. Denari
President
First National Entertainment Corp.